Exhibit 10.4B
CHS LONG TERM INCENTIVE PLAN
U.S. Fiscal 2020- 2022 Plan Appendix

Fiscal 2020-2022 Return on Invested Capital Goals
The following table illustrates ROIC Performance Goals.

Performance Goal Level	Level Definition	Award as Percent of Target	Return on Invested Capital (ROIC)
Superior	Highest Level of Performance	400%	7.9%
Maximum	Above Expected level of Performance	200%	6.9%
Target	Expected level of Performance	100%	5.9%
Threshold	Lowest Level of Performance	50%	4.9%

Return on Invested Capital (ROIC) Definition
ROIC is a measurement of how efficiently the company uses its capital and the level of returns on that capital. It is calculated by dividing net operating profit after tax by funded debt plus equity. Further details on the ROIC calculation, goal determination and goals can be answered by the finance contact for your group. The formula used in the calculation of ROIC is as follows:

ROIC=	Adjusted Net Operating Profit After Tax*
Funded Debt + Equity**

*(Earnings Before Taxes + Interest, Net) * (1- Effective Tax Rate)
**(Average of Beginning FY20 and End of Year FY22 Funded Debt) + Beginning of Year Equity

Calculation uses fiscal year 2019 July balance sheet for beginning of fiscal year 2020 funded debt and beginning of year equity. The fiscal year 2022 July balance sheet will be used for fiscal year 2022 end of year funded debt. Funded debt is calculated by adding long-term debt plus the current portion of long-term debt plus any guarantees of funded debt.
2020-2022 CHS Long-Term Incentive Plan Appendix